UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 13, 2007

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts		02210-2377
(Address of Principal Executive Offices)		(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 - DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 13, 2007, SatCon Technology Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with David E. O’Neil, Vice President of Finance of the Company (the Company’s principal financial officer).  The Employment Agreement is renewed annually unless either party gives the other not less than 3 months notice of non-renewal.  The Employment Agreement provides that Mr. O’Neil will be paid a base salary at an annual rate of $195,780 and will be eligible to participate in the Company’s employee benefit programs.

The Employment Agreement provides that in the event that Mr. O’Neil’s employment is terminated by the Company at any time without cause (as defined in the Employment Agreement) or is not renewed, the Company is required to pay Mr. O’Neil his then current base salary over the twelve month period following the effectiveness of such termination.  Following such termination, Mr. O’Neil’s unvested stock options will immediately vest and he will be able to exercise all previously granted options for two years thereafter.  The Company will continue to maintain health and dental benefits for Mr. O’Neil for one year thereafter as well.  Mr. O’Neil has also agreed to maintain the confidentiality of the Company’s confidential information and not to compete with the Company while his Employment Agreement is in effect and for a period of one year thereafter.

This description of the Employment Agreement is fully qualified by reference to the Employment Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of September 13, 2007, by and among the Company and David E. O’Neil.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: September 19, 2007	By:	/s/ David B. Eisenhaure
David B. Eisenhaure
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of September 13, 2007, by and among the Company and David E. O’Neil.